Morgan Stanley Dean Witter Income
Securities Inc. Item 77(o)
10f-3 Transactions


October 1, 2000 - March 31, 2001
Security Date of		Price	Shares  %of	Total
	Purcha	Broker
	Purchase		Of		Purcha  Assets  Issued	sed
				Shares	sed				By

	Fund
TRW Inc. 03/07/01		$99.909  $605,0  0.320%  $500,000,000
0.121%	JPM/Ch
							00
	ase
British
	Merril
Telecom  12/05/00		$99.837  $2,000  1.05%	$3,000,000,0
0.067%	l
							,000			00
	Lynch
F:\legal\msdata\paraleg\10f-3\income securities
Julie